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                                                                    EXHIBIT 99.6

               CONSENT OF CREDIT SUISSE FIRST BOSTON CORPORATION

We hereby consent to (i) the incorporation by reference of our opinion letter, dated February 20, 2001, to the Board of Directors of New Era of Networks, Inc. (the "Company") into the prospectus included in this Registration Statement on Form S-4 (the "Registration Statement") of Sybase, Inc. (the "Acquiror") relating to the proposed offer by the Acquiror to purchase all of the outstanding shares of common stock of the Company in exchange for shares of common stock of the Acquiror, and (ii) references made to our firm and such opinion in the prospectus included in this Registration Statement under the captions entitled "Questions and Answers about the Proposed Combination", "Summary -- Opinion of NEON Financial Advisor", "The Offer -- Background of the Offer", "The Offer -- Recommendation of the NEON Board; Factors Considered", and "The Offer -- Opinion of NEON Financial Advisor". In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" with respect to any part of the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                          CREDIT SUISSE FIRST BOSTON CORPORATION

                                          By:      /s/ GEORGE BOUTROS
                                            ------------------------------------
                                          Name: George Boutros
                                          Title: Managing Director

                                          Date: March 13, 2001